EXHIBIT 99.1

CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE: July 8, 2009

Oilsands Quest Provides Bitumen Resource Estimate Update and Possible Mining Interest Spin Off

Calgary, Alberta -- Oilsands Quest Inc. (Amex: BQI) ("Oilsands Quest", or "the Company") today announced the release of independent resource estimates for its Eagles Nest property in Northern Alberta. The estimates were prepared by McDaniel & Associates Consultants Ltd. (“McDaniel”), at the request of Oilsands Quest with an effective date of June 30, 2009.

McDaniel has used existing legacy drill data at Eagles Nest as well as interpolated data from adjacent geology n accordance with Canadian reporting standards. Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Prospective Resources are further classified in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub-classified based on project maturity.

Table 1

Summary of Bitumen Resource Estimates

Eagles Nest as at June 30, 2009

Millions of Barrels	Low	Best	High
Discovered Resources(1)	221	367	612
Undiscovered Resources(1)(3)	926	1,573	2,682
Prospective Resources(4)	18	178	717

"The Eagles Nest resource is similar to other in-situ Athabasca oil sands deposits, with a well developed Clearwater shale cap rock and is deserving of further delineation effort" said President and Chief Executive Officer, Christopher H. Hopkins.

The following table sets out our prior discovered, undiscovered and contingent resource estimates for Axe Lake and Raven Ridge combined with the current discovered, undiscovered and prospective resource estimates for Eagles Nest, all prepared by McDaniel. The Axe Lake area is located within Townships 94 and 95, Ranges 24 and 25WM within the Province of Saskatchewan, approximately 115 kilometers northeast of the City of Fort McMurray. The Raven Ridge area is located immediately to the west of the Axe Lake area, within Townships 93 and 94, Range 1W4M, within the Province of Alberta. Eagles Nest is located in the Athabasca oil sands region in the Province of Alberta in Township 101, Range 13W4M.

CUSIP# 678046 10 3 NYSE Amex: BQI

Table 2

Summary of Bitumen Resource Estimates

Axe Lake, Ravens Ridge & Eagles Nest

Millions of Barrels	Low	Best	High
Discovered Resources(1)	1,922	2,656	3,673
Contingent Resources(2)	n/a	130	526
Undiscovered Resources(1)(3)	1,419	3,522	6,205
Prospective Resources(4)	18	178	717

(1)

The Discovered Resource and Undiscovered Resource numbers are not estimates of the recoverable volume of bitumen. A portion of the discovered resources tabulated herein have been further categorized as contingent resources in the McDaniel December 2008 evaluation, as tabulated above. In addition, a portion of the undiscovered resources tabulated herein have been further categorized as prospective resources in the McDaniel June 2009 evaluation. The portion of the discovered resources and undiscovered resources that have not been classified respectively as contingent resources or prospective resources would be categorized under COGEH as unrecoverable at this time, pending further testing and recovery process development. There is no certainty that it will be commercially viable to produce any portion of the discovered resources. There is no certainty that any portion of the undiscovered resources will be discovered and, if discovered, there is no certainty that it will be commercially viable to produce any portion of the resources.

(2)

The low estimate of contingent resources is uneconomic under McDaniel's price forecast and cost assumptions, therefore no low estimate contingent resources were assigned by McDaniel in their report of December 2008. There is no certainty that it will be commercially viable to produce any portion of the discovered resources. The recoverable volumes estimated by McDaniel have been classified as contingent resources as opposed to reserves because not all of the conditions for commerciality have been met including corporate and regulatory approvals for development. The estimates of contingent resources have been prepared assuming the use of SAGD as the recovery process.

(3)	The Axe Lake & Raven Ridge data is based on McDaniel’s report of April 2008 and Eagles Nest is based on McDaniel’s report of June 2009.
(4)	The Eagles Nest data is based on McDaniel’s report of June 2009.

McDaniel is in the process of preparing an update to the bitumen resource estimates for Axe Lake and Raven Ridge based on the drilling completed in the 2008/2009 exploration program.

Possible Mining Interest Spin Off

To increase shareholder value the Company is contemplating the spinoff of its oil shale and other mineral assets in an attempt to unlock what management feels is the significant unrecognized value of these assets.

CUSIP# 678046 10 3 NYSE Amex: BQI

Definitions of Technical Terms used in this release

McDaniel's independent estimates were prepared in accordance with the standards set out in the Canadian Oil and Gas Evaluation Handbook ("COGEH") and National Instrument 51-101 ("NI 51-101"). Discovered resources (equivalent to discovered bitumen initially in-place) are defined within COGEH as that quantity of bitumen that is estimated, as of a given date, to be contained in known accumulations prior to production. The recoverable portion of discovered resources includes production, reserves, and contingent resources; the remainder is classified as unrecoverable. Discovered resources are the summation of all bitumen present, without qualitative or quantitative assessment to determine the exploitable portion of that resource.

Contingent resources are defined within COGEH as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. Contingent resources are further classified in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their economic status.

Prospective Resources are defined within COGEH as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Prospective Resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub-classified based on project maturity.

Discovered unrecoverable resources (equivalent to discovered unrecoverable petroleum initially-in-place) are defined within COGEH as that portion of discovered resources which is estimated, as of a given date, not to be recoverable by future development projects. A portion of these quantities may become recoverable in the future as commercial circumstances change or technological developments occur; the remaining portion may never be recovered due to the physical/chemical constraints represented by subsurface interaction of fluids and reservoir rocks.

A range of prospective, undiscovered, discovered and contingent resources estimates (low, best and high) was prepared to reflect a range of technical and economic uncertainties and was determined in accordance with COGEH. A low estimate is considered to be a conservative estimate of the quantity that will actually be recovered, which under probabilistic methodology reflects a P90 confidence level. It is likely that the actual remaining quantities recovered will exceed the low estimate. A best estimate is considered to be the best estimate of the quantity that will actually be recovered. Under probabilistic methodology, this term is a measure of the central tendency of the uncertainty distribution (most likely/mode, P50/median, or arithmetic average/mean). It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate. A high estimate is considered to be an optimistic estimate of the quantity that will actually be recovered, which under probabilistic methodology reflects a P10 confidence level. It is unlikely that the actual remaining quantities recovered will exceed the high estimate.

CUSIP# 678046 10 3 NYSE Amex: BQI

Cautionary Statement about Forward-Looking Statements

This news release includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Also, forward-looking statements are frequently indicated by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate", "potential", "prospective" and other similar words, or statements that certain events or conditions "may" "will" or "could" occur. Forward-looking statements such as the discovered and contingent resource estimates, and references to the Company's reservoir field testing and analysis program, and the timing of such program are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory, financing and economic risks, and risks associated with the Company's ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest's control, and no assurance can be given that the programs will be completed on time, on budget or at all. In addition, there are numerous uncertainties inherent in estimating discovered and contingent resources, including many factors beyond the Company's control. In general, estimates of discovered and contingent resources are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. The estimates contained herein with respect to discovered resources and to contingent resources that may be developed in the future have been based upon volumetric calculations and upon analogy to similar types of resources, rather than upon actual production history. Estimates based on these methods generally are less reliable than those based on actual production history. Subsequent evaluation of the same resources based upon production history will result in variations, which may be material, in the estimated resources. Additional information relating to our Company, including our Annual Report on Form 10K, can be found at www.sedar.com. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company uses certain terms in this press release at sec.gov, such as discovered and contingent resources, that the SEC guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K, as amended, available from us on request at ir@oilsandsquest.com or by calling 1-877-718-8941. You can also obtain this form from the SEC at sec.gov. In reviewing this news release, it is necessary to recognize the differences between resources (which are reported as required under Canadian law) and reserves (which are not being reported). Investors are cautioned that the discussion of resource estimates in this news release does not contain any information about deposits that would qualify as deposits of “reserves” under Industry Guide 7. Further, the terms “discovered resource” and “contingent resources" are Canadian terms defined in accordance with the standards set forth jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy and Petroleum (Petroleum Society) in the COGEH. The COGEH standards differ from the terminology and standards set forth in Industry Guide 7 and, as a consequence, the information contained in this news release may not be comparable to information provided by other similar companies in the United States. Investors should not assume that any part of the deposits discussed in this news release that are categorized as

CUSIP# 678046 10 3 NYSE Amex: BQI

discovered, undiscovered, contingent or prospective resources according to Canadian standards will ever be considered “reserves” under applicable U.S. standards. The commercial viability of these resources are affected by numerous factors which are beyond the Company’s control and which cannot be predicted, such as the potential for further financing, environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Investors are cautioned not to assume that all or any part of a resource, whether discovered or contingent exists, or (if it exists) is economically or legally extractable.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring Canada's largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

For more information:

Riyaz Mulji

Manager, Investor Relations

Email: ir@oilsandsquest.com

Investor Line: 1-877-718-8941